MODIFICATION OF PROMISSORY NOTE

THIS MODIFICATION OF PROMISSORY NOTE (this “Modification”) is made as of May 19th, 2022 by and between WILDERMUTH FUND, a Delaware statutory trust (the “Borrower”), and RENASANT BANK (“Lender”).

Statement of Facts

Borrower is indebted to Lender under that certain Promissory Note, dated January 26, 2022, executed by Borrower in favor of Lender in the original stated principal amount of $6,000,000.00 (as amended, restated, supplemented or otherwise modified from time to time, the “Note”), and Borrower and Lender desire to modify the Note in certain respects in accordance with the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the premises, the covenants and agreements contained herein, and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, Borrower and Lender do hereby agree that all capitalized terms used herein shall have the meanings ascribed thereto in the Note (except as otherwise expressly defined or limited herein) and do hereby further agree as follows:

Statement of Terms

1. Amendment(s) of Note. Subject to the fulfillment of the conditions precedent to the effectiveness of this Modification which are set forth below, the Note shall be amended from and after the date of this Modification as follows:

(a) Principal Amount of Note. The principal amount of the Note shall be increased from SIX MILLION AND NO/100THS ($6,000,000.00) DOLLARS to TEN MILLION AND NO/100THS ($10,000,000.00) DOLLARS as of the date of this Modification.

(c) Maturity Date. The Maturity Date, as defined in the Note, is hereby extended to May ___, 2022.

2. No Other Amendments. Except for the amendment(s) expressly set forth in Section 1, above, the Note shall remain unchanged and in full force and effect. Nothing in this Modification is intended, or shall be construed, to constitute a novation or an accord or satisfaction of the Note or any indebtedness evidenced thereby or to modify, affect or impair the perfection or continuity of Lender’s security interests, security titles or other liens in, to or on any collateral for this Note.

3. Conditions Precedent to Effectiveness of this Modification. The effectiveness of this Modification and the amendment(s) provided in Section 1, above, are subject to the fulfillment of the following conditions precedent: (a) Lender shall have received one or more counterparts of this Modification duly executed and delivered by the Borrower; and (b) if and to the extent required by Lender, any and all guarantors of the Note shall have consented to the execution, delivery and performance of this Modification and all of the transactions contemplated hereby by signing one or more counterparts of this Modification in the appropriate space indicated below and returning the same to Lender.

4. Counterparts. This Modification may be executed in multiple counterparts, each of which shall be deemed to be an original and all of which when taken together shall constitute one and the same instrument.

5. Governing Law. This Modification shall be governed by, and construed in accordance with, the internal laws of the State of Georgia applicable to contracts made and performed in such state.

6. Entire Agreement. The Note as amended from time to time and by this Modification embodies the entire agreement between the parties hereto relating to the subject matter hereof and supersedes all prior agreements, representations and understandings, if any, related to the subject matter hereof.

7. Release of Claims and Covenant Not to Sue.

(a) Each of Borrower and the undersigned guarantor(s) (collectively, the “Loan Parties,” and each, a “Loan Party”), on behalf of itself and its successors, assigns and other legal representatives, hereby absolutely, unconditionally and irrevocably releases, remises and forever discharges the Lender and its successors and assigns, and its present and former shareholders, affiliates, subsidiaries, divisions, predecessors, directors, officers, attorneys, employees, agents and other representatives (the Lender and all such other Persons being hereinafter referred to collectively as the “Releasees,” and individually as a “Releasee”), of and from any and all demands, actions, causes of action, suits, controversies, sums of money, accounts, bills, reckonings, damages and any and all other claims, counterclaims, defenses, rights of set off, demands and liabilities whatsoever (individually, a “Claim” and collectively, “Claims”) of every name and nature, known or unknown, suspected or unsuspected, both at law and in equity, which such Loan Party or any of its successors, assigns or other legal representatives may now or hereafter own, hold, have or claim to have against the Releasees or any of them for, upon or by reason of any circumstance, action, cause or thing whatsoever which arises at any time on or prior to the date that this Modification is executed by all parties, in each case solely for or on account of or relating to the Note, any of the other loan, collateral, guaranty or other agreements, instruments or documents relating thereto or the transactions thereunder or related thereto.

(b) Each Loan Party, on behalf of itself and its successors, assigns and other legal representatives, hereby absolutely, unconditionally and irrevocably covenants and agrees with and in favor of each Releasee that it will not sue (at law, in equity, in any regulatory proceeding or otherwise) any Releasee on the basis of any Claim released, remised and discharged by the Borrower pursuant to Section 7(a) above. If any Loan Party or any of its successors, assigns or other legal representatives violates the foregoing covenant, such Loan Party, for itself and its successors, assigns and legal representatives, agrees to pay, in addition to such other damages as any Releasee may sustain as a result of such violation, all reasonable attorneys’ fees and costs incurred by any affected Releasee as a result of such violation.

(c) Each Loan Party understands, acknowledges and agrees that the release of claims and covenant not to sue set forth in Sections 7(a) and (b) may be pleaded as a full and complete defense and may be used as a basis for an injunction against any action, suit or other proceeding which may be instituted, prosecuted or attempted in breach of the provisions of such release.

(d) Each Loan Party agrees that no fact, event, circumstance, evidence or transaction which could now be asserted or which may hereafter be discovered shall affect in any manner the final, absolute and unconditional nature of the release of claims and the covenant not to sue set forth in Sections 7(a) and (b).

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IN WITNESS WHEREOF, the parties hereto have caused this Modification to be duly executed and delivered as of the day and year specified at the beginning hereof.

BORROWER:

WILDERMUTH FUND, a ,
Delaware statutory trust

By:	/s/ Daniel Wildermuth
Daniel Wildermuth, President

(CORPORATE SEAL)

Signatures continued on following page

Signature Page to Modification of Promissory Note

LENDER:

RENASANT BANK

By:	/s/ Chris Braun
Chris Braun, Senior Vice President